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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                    AMENDMENT NO. 3

                                         TO
                                    SCHEDULE 13E-3
                           RULE 13-3 TRANSACTION STATEMENT
        (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)

                 INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                                   (NAME OF ISSUER)

                INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                        FIRST COMMAND FINANCIAL CORPORATION
                                 LAMAR C. SMITH
                                 JAMES N. LANIER
                                 HOWARD M. CRUMP
                                  HAL N. CRAIG
                               DONALDSON D. FRIZZELL
                                  JERRY D. GRAY
                                 DAVID P. THORESON
                                CARROLL H. PAYNE II
                                 NAOMI K. PAYNE

                                 FREDA J. PAYNE

                         (NAME OF PERSON(S) FILING STATEMENT)

                   CLASS B NONVOTING COMMON STOCK, $0.02 PAR VALUE
                            (TITLE OF CLASS OF SECURITIES)

                                    NOT APPLICABLE
                        (CUSIP NUMBER OF CLASS OF SECURITIES)

                                    LAMAR C. SMITH
                                CHAIRMAN OF THE BOARD
                 INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                               4100 SOUTH HULEN STREET
                               FORT WORTH, TEXAS 76109
                                    (817) 731-8621

                                   WITH A COPY TO:

       ROBERT F. WATSON                          BRIAN D. BARNARD
       CORPORATE COUNSEL                       HAYNES AND BOONE, LLP
  INDEPENDENT RESEARCH AGENCY                     201 Main Street
   FOR LIFE INSURANCE, INC.                         Suite 2200
    4100 South Hulen Street                   Fort Worth, Texas 76102
    Fort Worth, Texas 76109                       (817) 347-6600
        (817) 731-8621

             (NAME, ADDRESSES AND TELEPHONE NUMBERS OF PERSONS AUTHORIZED
 TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF PERSON(s) FILING STATEMENT)

       This statement is filed in connection with (check the appropriate box):

a. /X/ The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.
b. / / The filing of a registration statement under the Securities Act of 1933.
c.   / /  A tender offer.
d.   / /  None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: /X/

                              CALCULATION OF FILING FEE

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     TRANSACTION VALUATION             AMOUNT OF FILING FEE
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
       $26,756,929.92 (1)                 $5,351.38 (1)
--------------------------------------------------------------------------------
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
(1) The filing fee is calculated pursuant to Section 13(e)(3) of the Securities Exchange Act of 1934.
/X/ Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $5,351.38.
Form or Registration No.: Schedule 14A.
Filing Party: Independent Research Agency for Life Insurance, Inc. Date Filed: July 6, 1998.
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

                                     INTRODUCTION

     This Rule 13e-3 Transaction Statement on Schedule 13E-3 is being filed by Independent Research Agency for Life Insurance, Inc., a Texas corporation (the "Company"), First Command Financial Corporation, a Texas corporation ("First Command"), Lamar C. Smith, James N. Lanier, Howard M. Crump, Hal N. Craig, Donaldson D. Frizzell, Jerry D. Gray, David P. Thoreson, Carroll H. Payne II, Naomi K. Payne and Freda J. Payne (such individuals collectively referred to as the "Management Group") in connection with the proposed merger (the "Merger") of the Company with and into First Command pursuant to an Agreement and Plan of Merger, dated as of July 1, 1998, (the "Merger Agreement"), by and between the Company and First Command.

     The Merger Agreement provides for the merger of the Company with and into First Command, with First Command being the surviving corporation (the "Surviving Corporation"). Upon the terms and conditions set forth in the Merger Agreement, upon the Effective Time(as defined in the Proxy Statement), each share of Class A Voting Common Stock, par value $0.10 per share ("Class A Stock"), of the Company issued and outstanding immediately prior to the Effective Time (as defined below) (other than shares of Class A Stock held in treasury by the Company), subject to and upon the terms and conditions of the Merger Agreement, will be converted into five shares of Voting Common Stock, par value $0.01 per share ("Surviving Corporation Voting Stock"), of the Surviving Corporation (the "Class A Consideration"). Further, (i) each share of Class B Non-Voting Common Stock, par value $0.02 per share ("Class B Stock"), held by a holder of Class B Stock (a "Class B Shareholder") that is not a holder of Class A Stock, issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will be converted into the right to receive $28.24 in cash, without interest (the "Class B Cash Consideration"), and (ii) each share of Class B Stock held by a Class B Shareholder that is also a holder of Class A Stock (a "Class A/B Shareholder"), issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will be converted into one share of Nonvoting Common Stock, par value $0.01 per share ("Surviving Corporation Nonvoting Stock"), of the Surviving Corporation (the "Class B Nonvoting Stock Consideration," and, together with the Class B Cash Consideration, the "Class B Consideration"); provided, however that each Class A/B Shareholder can elect to receive in lieu of receiving the Class B Nonvoting Stock Consideration the Class B Cash Consideration for all shares of Class B Stock held thereby immediately prior to the Effective Time. Each holder of Common Stock, $0.10 par value per share, of First Command ("First Command Common Stock"), issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will receive one share of Surviving Corporation Nonvoting Stock for each 25 shares of First Command Common Stock held by such shareholder.

     This Schedule 13E-3 is being filed with the Securities and Exchange Commission concurrently with the Preliminary Proxy Statement relating to the solicitation of proxies for the Special Meeting of Shareholders of IRA. A copy of the Proxy Statement is attached hereto as Exhibit (d). The following cross reference sheet is being supplied pursuant to General Instruction F to
Schedule 13E-3 and shows the location in the Proxy Statement of the information required to be included in this Schedule 13E-3. The information contained in the Proxy Statement, including all the annexes thereto, is expressly incorporated herein by reference and the responses to each item are qualified in their entirety by reference to the information contained in the Proxy Statement and the annexes thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Proxy Statement.

         ITEM NUMBER AND
    CAPTION IN SCHEDULE 13e-3           LOCATION IN THE PROXY STATEMENT
1.   ISSUER AND CLASS OF
     SECURITY SUBJECT TO THE
     TRANSACTION

     (a)........................   "SUMMARY OF PROXY STATEMENT" and "CERTAIN
                                   INFORMATION CONCERNING IRA."

     (b)........................   "SUMMARY OF PROXY STATEMENT" and "THE
                                   SPECIAL MEETING--Record Date."

     (c)........................   "SUMMARY OF PROXY STATEMENT" and "MARKET
                                   PRICE DATA, DISTRIBUTIONS AND SECURITY
                                   OWNERSHIP OF IRA COMMON STOCK."

                                          2

     (d)........................   "MARKET PRICE DATA, DISTRIBUTIONS AND
                                   SECURITY OWNERSHIP OF IRA COMMON
                                   STOCK--Distribution History" and "SPECIAL
                                   FACTORS--Certain Effects of the Merger;
                                   Plans for the Company after the Merger."

     (e)........................   Not Applicable.

     (f)........................   "SPECIAL FACTORS--Certain Transactions in
                                   IRA Common Stock."

2.   IDENTITY AND BACKGROUND....   "SUMMARY OF PROXY STATEMENT," "CERTAIN
                                   INFORMATION CONCERNING IRA," "CERTAIN
                                   INFORMATION CONCERNING FIRST COMMAND" and
                                   "CERTAIN INFORMATION CONCERNING THE
                                   MANAGEMENT GROUP."

3.   PAST CONTACTS, TRANSACTIONS
     OR NEGOTIATIONS

     (a) and (b)................   "CERTAIN INFORMATION CONCERNING IRA,"
                                   "CERTAIN INFORMATION CONCERNING FIRST
                                   COMMAND," "CERTAIN INFORMATION CONCERNING
                                   THE MANAGEMENT GROUP" "SPECIAL FACTORS--
                                   Background of the Merger," "SPECIAL FACTORS--
                                   Interests of Certain Persons in the Merger" and
                                   "THE PROPOSED MERGER."

4.   TERMS OF THE TRANSACTION

     (a)........................   "SUMMARY OF PROXY STATEMENT," "SPECIAL
                                   FACTORS" and "THE PROPOSED MERGER."

     (b)........................   "SUMMARY OF THE PROXY STATEMENT," "SPECIAL
                                   FACTORS--Background of the Merger" and "THE
                                   PROPOSED MERGER--Conversion of Shares."

5.   PLANS OR PROPOSALS OF THE
     ISSUER OR AFFILIATE

     (a) - (g)..................   "CERTAIN INFORMATION CONCERNING
                                   IRA--Directors and Executive Officers of
                                   IRA," "SPECIAL FACTORS--Background of the
                                   Merger," "SPECIAL FACTORS--Purpose and
                                   Structure of the Merger," "SPECIAL
                                   FACTORS--Certain Effects of the Merger;
                                   Plans for the Company after the Merger,"
                                   "MARKET PRICE DATA, DISTRIBUTIONS AND
                                   SECURITY OWNERSHIP OF IRA COMMON STOCK" and
                                   "MARKET PRICE DATA, DISTRIBUTIONS AND
                                   SECURITY OWNERSHIP OF FIRST COMMAND COMMON
                                   STOCK."

6.   SOURCE AND AMOUNTS OF FUNDS
     OR OTHER CONSIDERATION

     (a) - (c)..................   "SPECIAL FACTORS--Source and Amount of
                                   Funds" and "THE PROPOSED MERGER--The Merger
                                   Agreement--Expenses."

     (d)........................   Not Applicable.

                                          3

7.   PURPOSE(S), ALTERNATIVES,
     REASONS AND EFFECTS

     (a) - (d)..................   "SPECIAL FACTORS--Background of the Merger,"
                                   "SPECIAL FACTORS--Purpose and Structure of
                                   the Merger," "SPECIAL FACTORS--Interests of
                                   Certain Persons in the Merger," "SPECIAL
                                   FACTORS--Recommendation of the IRA
                                   Board and the Special Committee; Fairness of
                                   the Merger," "SPECIAL FACTORS--Position of
                                   the Management Group and First Command as to
                                   the Fairness of the Merger," "SPECIAL
                                   FACTORS--Opinion of the Financial Advisor,"
                                   "SPECIAL FACTORS--Certain Effects of the
                                   Merger; Plans for the Company after the
                                   Merger," "SPECIAL FACTORS--Certain Federal
                                   Income Tax Considerations," "SPECIAL
                                   FACTORS--Accounting Treatment" and "THE
                                   PROPOSED MERGER--Conversion of Shares."

8.   FAIRNESS OF THE TRANSACTION

     (a) - (e)..................   "THE SPECIAL MEETING--Votes Required; Voting
                                   Rights," "SPECIAL FACTORS--Background of the
                                   Merger," "SPECIAL FACTORS--Purpose and
                                   Structure of the Merger," "SPECIAL
                                   FACTORS--Certain Effects of the Merger;
                                   Plans for the Company after the Merger,"
                                   "SPECIAL FACTORS--Recommendation of the IRA
                                   Board and the Special Committee; Fairness
                                   of the Merger," "SPECIAL FACTORS--Position of
                                   the Management Group and First Command as to
                                   the Fairness of the Merger," "SPECIAL
                                   FACTORS--Opinion of the Financial Advisor"
                                   and Annex B to the Proxy Statement.

     (f)........................   Not Applicable.

9.   REPORTS, OPINIONS,
     APPRAISALS AND CERTAIN
     NEGOTIATIONS

     (a) - (c)..................   "SPECIAL FACTORS--Background of the Merger,"
                                   "SPECIAL FACTORS--Recommendation of the IRA
                                   Board and the Special Committee; Fairness
                                   of the Merger," "SPECIAL FACTORS--Position of
                                   the Management Group and First Command as to
                                   the Fairness of the Merger," "SPECIAL
                                   FACTORS--Opinion of the Financial Advisor,"
                                   "SPECIAL FACTORS--Certain Federal Income Tax
                                   Considerations," Annex B to the Proxy
                                   Statement and Annex F to the Proxy
                                   Statement.

10.  INTEREST IN SECURITIES OF
     THE ISSUER

     (a) and (b)................   "MARKET PRICE DATA, DISTRIBUTIONS AND
                                   SECURITY OWNERSHIP OF IRA COMMON STOCK" and
                                   "SPECIAL FACTORS--Certain Transactions in
                                   IRA Common Stock."

11.  CONTRACTS, ARRANGEMENTS OR    "SUMMARY OF PROXY STATEMENT," "SPECIAL
     UNDERSTANDINGS WITH RESPECT   FACTORS--Background of the Merger," "SPECIAL
     TO THE ISSUER'S SECURITIES    FACTORS--Contracts with Respect to Surviving
                                   Corporation Common Stock," "THE PROPOSED
                                   MERGER--Conversion of Shares," "THE PROPOSED
                                   MERGER--The Merger Agreement--Conditions to
                                   the Merger" and "THE SPECIAL MEETING--Votes
                                   Required; Voting Rights."

                                          4


12.  PRESENT INTENTION AND
     RECOMMENDATION OF CERTAIN
     PERSONS WITH REGARD TO THE
     TRANSACTION

     (a) and (b)................   "SUMMARY OF PROXY STATEMENT," "SPECIAL
                                   FACTORS--Interests of Certain Persons in the
                                   Merger" and "THE SPECIAL MEETING--Votes
                                   Required; Voting Rights."

13.  OTHER PROVISIONS OF THE
     TRANSACTION

     (a)........................   "SUMMARY OF PROXY STATEMENT," "THE SPECIAL
                                   MEETING--Dissenters' Rights" and "THE
                                   PROPOSED MERGER--Rights of Dissenting
                                   Shareholders."

     (b)........................   Not Applicable.

     (c)........................   Not Applicable.

14.  FINANCIAL INFORMATION

     (a)........................   "SELECTED FINANCIAL DATA OF IRA"  and Annex
                                   D to the Proxy Statement.

     (b)........................   "SUMMARY PRO FORMA DATA"and "PRO FORMA
                                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   OF IRA."

15.  PERSONS AND ASSETS
     EMPLOYED, RETAINED OR
     UTILIZED

     (a) and (b)................   "SPECIAL FACTORS--Interests of Certain
                                   Persons in the Merger," "THE PROPOSED
                                   MERGER--The Merger Agreement--Employee
                                   Benefits," "THE PROPOSED MERGER--The Merger
                                   Agreement--Expenses," "SPECIAL
                                   FACTORS--Opinion of the Financial Advisor"
                                   and "THE SPECIAL MEETING--Solicitation of
                                   Proxies."

16.  ADDITIONAL INFORMATION.....   Additional information concerning the Merger
                                   is set forth in the Preliminary Proxy
                                   Statement attached hereto as Exhibit (d),
                                   which information is incorporated herein by
                                   reference in its entirety.

17.  MATERIAL TO BE FILED AS       Separately included herewith.
     EXHIBITS ..................

ITEM 1.   ISSUER AND CLASS OF SECURITY SUBJECT TO THE TRANSACTION

     (a) The information set forth in "SUMMARY OF PROXY STATEMENT" and "CERTAIN INFORMATION CONCERNING IRA" in the Proxy Statement is hereby incorporated herein by reference.

     (b) The information set forth in "SUMMARY OF PROXY STATEMENT" and "THE SPECIAL MEETING--Record Date" in the Proxy Statement is hereby incorporated herein by reference.

     (c) The information set forth in "SUMMARY OF PROXY STATEMENT" and "MARKET PRICE DATA, DISTRIBUTIONS AND SECURITY OWNERSHIP OF IRA COMMON STOCK" in the Proxy Statement is hereby incorporated herein by reference.

     (d) The information set forth in "MARKET PRICE DATA, DISTRIBUTIONS AND SECURITY OWNERSHIP OF IRA COMMON STOCK--Distribution History" and "SPECIAL FACTORS--Certain Effects of the Merger; Plans for the Company after the Merger" in the Proxy Statement is hereby incorporated herein by reference.

     (e)        Not Applicable.

     (f) The information set forth in "SPECIAL FACTORS--Certain Transactions in IRA Common Stock" in the Proxy Statement is hereby incorporated herein by reference.

ITEM 2.   IDENTITY AND BACKGROUND

     (a) - (d) and (g)   This Statement is being filed by the Company and
First Command and the Management Group as affiliates of the Company. The Company is the issuer of the Class B Stock which is the subject of the Rule 13e-3 transaction. The information set forth in "SUMMARY OF PROXY STATEMENT," "CERTAIN INFORMATION CONCERNING IRA," "CERTAIN INFORMATION CONCERNING FIRST COMMAND" and "CERTAIN INFORMATION CONCERNING THE MANAGEMENT GROUP" in the Proxy Statement is hereby incorporated herein by reference.

     (e) - (f) During the last five years, none of the Company, First Command, the executive officers and directors of the Company and First Command or the Management Group has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor has any of the Company, First Command, the executive officers and directors of the Company and First
Command or the Management Group been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violations of such laws.

ITEM 3.   PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS.

     (a) and (b)    The information set forth in "CERTAIN INFORMATION
CONCERNING IRA," "CERTAIN INFORMATION CONCERNING FIRST COMMAND," "CERTAIN INFORMATION CONCERNING THE MANAGEMENT GROUP," "SPECIAL FACTORS--Background of the Merger," "SPECIAL FACTORS--Interests of Certain Persons in the Merger" and "THE PROPOSED MERGER" in the Proxy Statement is hereby incorporated herein by reference.

ITEM 4.   TERMS OF THE TRANSACTION

     (a) The information set forth in "SUMMARY OF PROXY STATEMENT," "SPECIAL FACTORS" and "THE PROPOSED MERGER" in the Proxy Statement is hereby incorporated herein by reference.

     (b) The information set forth in "SUMMARY OF PROXY STATEMENT," "SPECIAL FACTORS--Background of the Merger" and "THE PROPOSED MERGER--Conversion of Shares" in the Proxy Statement is hereby incorporated herein by reference.

ITEM 5.   PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE

     (a) - (g) The information set forth in "CERTAIN INFORMATION CONCERNING IRA--Directors and Executive Officers of IRA," "SPECIAL FACTORS--Background of the Merger," "SPECIAL FACTORS--Purpose and Structure of the Merger," "SPECIAL FACTORS--Certain Effects of the Merger; Plans for the Company after the Merger," "MARKET PRICE DATA, DISTRIBUTIONS AND SECURITY OWNERSHIP OF IRA COMMON STOCK" and "MARKET PRICE DATA, DISTRIBUTIONS AND SECURITY OWNERSHIP OF FIRST COMMAND COMMON STOCK" in the Proxy Statement is hereby incorporated herein by reference.

ITEM 6.   SOURCE AND AMOUNTS OF FUNDS OR OTHER CONSIDERATION.

     (a) - (c) The information set forth in "SPECIAL FACTORS--Source and Amount of Funds" and "THE PROPOSED MERGER--The Merger Agreement--Expenses" in the Proxy Statement is hereby incorporated herein by reference.

     (d)        Not applicable.

ITEM 7.   PURPOSE(s), ALTERNATIVES, REASONS AND EFFECTS.

     (a) - (d) The information set forth in "SPECIAL FACTORS--Background of the Merger," "SPECIAL FACTORS--Purpose and Structure of the Merger," "SPECIAL FACTORS--Interests of Certain Persons in the Merger," "SPECIAL
FACTORS--Recommendation of the IRA Board and the Special Committee; Fairness of the Merger," "SPECIAL FACTORS--Position of the Management Group and First Command as to the Fairness of the Merger," "SPECIAL FACTORS--Opinion of the Financial Advisor," "SPECIAL FACTORS--Certain Effects of the Merger; Plans for the Company after the Merger," "SPECIAL FACTORS--Certain Federal Income Tax Considerations," "SPECIAL FACTORS--Accounting Treatment" and "THE PROPOSED MERGER--Conversion of Shares" in the Proxy Statement is hereby incorporated herein by reference.

ITEM 8.   FAIRNESS OF THE TRANSACTION.

     (a) - (e) The information set forth in "THE SPECIAL MEETING--Votes Required; Voting Rights," "SPECIAL FACTORS--Background of the Merger," "SPECIAL FACTORS--Purpose and Structure of the Merger," "SPECIAL FACTORS--Certain Effects of the Merger; Plans for the Company after the Merger," "SPECIAL FACTORS--Recommendation of the IRA Board and the Special Committee; Fairness of the Merger," "SPECIAL FACTORS--Position of the Management Group and First Command as to the Fairness of the Merger," "SPECIAL FACTORS--Opinion of the Financial Advisor" in the Proxy Statement and Annex B to the Proxy Statement is hereby incorporated by reference.

     (f)        Not Applicable.

ITEM 9.   REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS.

     (a) - (c) The information set forth in "SPECIAL FACTORS--Background of the Merger," "SPECIAL FACTORS--Recommendation of the IRA Board and the Special Committee; Fairness of the Merger," "SPECIAL FACTORS--Position of the Management Group and First Command as to the Fairness of the Merger," "SPECIAL FACTORS--Opinion of the Financial Advisor" and "SPECIAL FACTORS--Certain Federal Income Tax Considerations" in the Proxy Statement and in Annex B and Annex F to the Proxy Statement is hereby incorporated herein by reference.

     A copy of the Financial Advisor Opinion is attached as Annex B to the Proxy Statement, and a copy of the Tax Opinion of Ernst & Young LLP is attached as Annex F to the Proxy Statement.

ITEM 10.        INTEREST IN SECURITIES OF THE ISSUER.

     (a) and (b)    "MARKET PRICE DATA, DISTRIBUTIONS AND SECURITY OWNERSHIP OF
IRA COMMON STOCK" and "SPECIAL FACTORS--Certain Transactions in IRA Common Stock" in the Proxy Statement is hereby incorporated herein by reference.

ITEM 11. CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO THE ISSUER'S SECURITIES.

     The information set forth in "SUMMARY OF PROXY STATEMENT," "SPECIAL FACTORS--Background of the Merger," "SPECIAL FACTORS--Contracts with Respect to Surviving Corporation Common Stock," "THE PROPOSED MERGER--Conversion of Shares," "THE PROPOSED MERGER--The Merger Agreement--Conditions to the Merger" and "THE SPECIAL MEETING--Votes Required; Voting Rights" in the Proxy Statement is hereby incorporated herein by reference.

ITEM 12. PRESENT INTENTION AND RECOMMENDATION OF CERTAIN PERSONS WITH REGARD TO THE TRANSACTION.

     (a) and (b)    The information set forth "SUMMARY OF PROXY STATEMENT,"
"SPECIAL FACTORS--Interests of Certain Persons in the Merger" and "THE SPECIAL MEETING--Votes Required; Voting Rights" in the Proxy Statement is hereby incorporated herein by reference.

ITEM 13.        OTHER PROVISIONS OF THE TRANSACTION.

     (a) The information set forth in "SUMMARY OF PROXY STATEMENT," "THE SPECIAL MEETING--Dissenters' Rights" and "THE PROPOSED MERGER--Rights of Dissenting Shareholders" in the Proxy Statement is hereby incorporated by reference.

     (b)        Not Applicable.

     (c)        Not Applicable.

ITEM 14.        FINANCIAL INFORMATION.

     (a) The information set forth in "SELECTED FINANCIAL DATA OF IRA" in the Proxy Statement and in Annex D to the Proxy Statement is hereby incorporated herein by reference.

     (b) The information set forth in "SUMMARY PRO FORMA DATA" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF IRA" in the Proxy Statement is hereby incorporated herein by reference.

ITEM 15.        PERSONS AND ASSETS EMPLOYED, RETAINED OR UTILIZED.

     (a) and (b)    The information set forth in "SPECIAL FACTORS--Interests of
Certain Persons in the Merger,"  "THE PROPOSED MERGER--The Merger
Agreement--Employee Benefits," "THE PROPOSED MERGER--The Merger
Agreement--Expenses," "SPECIAL FACTORS--Opinion of the Financial Advisor" and "THE SPECIAL MEETING--Solicitation of Proxies" in the Proxy Statement is hereby incorporated herein by reference.


ITEM 16.        ADDITIONAL INFORMATION.

     Additional information concerning the Merger is set forth in the Preliminary Proxy Statement attached hereto as Exhibit (d), which information is incorporated herein by reference in its entirety.

ITEM 17.        MATERIAL TO BE FILED AS EXHIBITS.


     (a)(1) Commitment Letter of Norwest Bank Texas N.A. filed as Exhibit 99(a) to the Schedule 13E-3 filed on July 6, 1998, and incorporated by reference herein.



     (a)(2) Loan Agreement, dated September 30, 1998, between Norwest Bank Texas, N.A. and Independent Research Agency for Life Insurance, Inc.



     (a)(3) Promissory Note, effective September 30, 1998, by Independent Research Agency for Life Insurance, Inc.



     (a)(4) Pledge Agreement, dated September 30, 1998, between Independent Research Agency for Life Insurance, Inc. and Norwest Bank Texas, N.A.



     (a)(5) Pledge Agreement, dated September 30, 1998, between United Services Planning Association and Norwest Bank Texas, N.A.


     (b)(1) Opinion of PricewaterhouseCoopers LLP (the "IRA Financial Advisor"), financial advisor to the Special Committee of the Board of Directors of IRA included as Annex B in the Proxy Statement is hereby incorporated by reference.

     (b)(2) Discussion materials prepared by the IRA Financial Advisor for the Board of Directors of IRA filed as Exhibit 99(b)(2) to the Schedule 13E-3 filed on July 6, 1998, and incorporated by reference herein.

     (b)(3) Tax Opinion of Ernst & Young LLP included as Annex F to the Proxy Statement is hereby incorporated by reference.

     (b)(4) Report prepared by Ernst & Young LLP for the Company filed as Exhibit 99(b)(4) to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.


     (b)(5) Special Committee Package prepared by the IRA Financial Advisor for the Special Committee filed as Exhibit 99(b)(5) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(6) Mission Accomplishment Plan Summary; Form of Mission Accomplishment Plan Agreement for a Select Group of Agents; Form of Mission Accomplishment Plan Agreement for a Select Group of Management; Form of Mission Accomplishment Plan for a Select Group of Highly Compensated Employees; USPA&IRA Mission Accomplishment Plans Board Grant Declaration and Administrative Policies; Mission Accomplishment Plan for a Select Group of Management; USPA&IRA Mission Accomplishment Plans Board Grant Declaration and Administrative Policies; Mission Accomplishment Plan for Agents; Mission Accomplishment Plan for a Select Group of Key Employees; and Mission Accomplishment Plan for a Select Group of Highly Compensated Employees, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(6) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(7) List of Class A Shareholders and Class B Shareholders, as of March 31, 1998, provided by the Company to the Financial Advisor filed as
Exhibit 99(b)(7) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(8) Charts of Proposed Plan of Merger, the Current Structure and Structure after the Merger, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(8) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(9) List of Regional Agents and District Agents, as of August 1, 1998, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(9) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(10) Home Office Organization Charts, as of March 5, 1998, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(10) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(11) Treasury Transactions from September 30, 1998, through July 31, 1998, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(11) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(12) Plaintiff's Amended Motion for Summary Judgment, INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC. V. HUGENBERG, filed May 3, 1991, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(12) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(13) Brief in Support of Amended Motion for Summary Judgment, INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC. V. HUGENBERG, filed May 3, 1991, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(13) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(14) Affidavit of Sam F. Rhodes, INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC. V. HUGENBERG, dated February 18, 1991, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(14) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(15) Corrected Brief for Appellee, INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC. V. HUGENBERG, filed October 9, 1991, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(15) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(16) Form of Registered Representative/Agent Agreement, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(16) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(17) General Agent Agreement, between All American Life and Casualty Company and Independent Research Agency for Life Insurance, dated January 1, 1979, provided by the Company to the Financial Advisor filed as
Exhibit 99(b)(17) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(18) General Agency Contract, between Liberty National Life Insurance Company and Independent Research Agency for Life Insurance, Inc., effective October 1, 1981, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(18) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(19) General Agency Contract, between Global Life Insurance Company and Independent Research Agency for Life Insurance, Inc., dated February 7, 1997, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(19) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(20) Managing General Agent's Contract, between Monumental Life Insurance Company and Independent Research Agency for Life Insurance, dated April 11, 1979, provided by the Company to the Financial Advisor filed as
Exhibit 99(b)(20) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(21) General Agent's Agreement, between North American Company for Life and Health Insurance and Independent Research Agency, dated January 1, 1971, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(21) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(22) General Agent's Agreement, between The Old Line Life Insurance Company of America and Carroll H. Payne, dated July 31, 1972, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(22) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(23) Prospective Operating Information, Summary of Cash Flow Analysis and Balance Sheet Data from 1998 through 2009, and Summary of Shareholder Cash Flows, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(23) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(24)   Dealer Agreement concerning Fidelity Systematic Investment
Plans: Destiny Plans I and Destiny Plans II, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(24) to Amendment No. 2 to the
Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(25) Dealer's Agreement, between A I M Distributors, Inc. and United Services Planning Association, Inc., dated October 15, 1982, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(25) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(26) Dealer's Sales Agreement, between The Pioneer Group, Inc. and United Services Planning Association, Inc., dated August 1, 1979, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(26) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(27) List of Directors and Officers of Independent Research Agency for Life Insurance, Inc., as of May 8, 1998, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(27) to Amendment No. 2 to the
Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(28) Biographical Information of Members of the Board of Independent Research Agency for Life Insurance, Inc., provided by the Company to the Financial Advisor filed as Exhibit 99(b)(28) to Amendment No. 2 to the
Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(29) USPA&IRA Mission Statement, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(29) to Amendment No. 2 to the
Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(30) History of USPA&IRA, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(30) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(31) Top Agent Producers in 1997 and 1996, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(31) to Amendment No. 2 to the
Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(32) List of Property of Independent Research Agency for Life Insurance, Inc., provided by the Company to the Financial Advisor filed as
Exhibit 99(b)(32) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(33) Independent Research Agency for Life Insurance, Inc. Schedule of Discretionary or Nonrecurring Items Included in the State of Operations, for the Five Years Ended September 30, 1997, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(33) to Amendment No. 2 to the
Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(34) Form of Class B Stock Agreement, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(34) to Amendment No. 2 to the
Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(35) Payne Family Stock Agreement, between Independent Research Agency for Life Insurance, Inc., Carroll H. Payne, Freda J. Payne, Debra S. Payne, Carroll H. Payne II and Naomi K. Payne, dated March 22, 1983, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(35) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(36) Class A Stock Agreement, between Independent Research Agency for Life Insurance, Inc. and Margaret L. Galda, dated December 5, 1997, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(36) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(37) Articles of Incorporation of Independent Research Agency for Life Insurance, Inc., as amended, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(37) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(38) Bylaws of Independent Research Agency for Life Insurance, Inc., as amended December 5, 1996, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(38) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(39) Internal Financial Information of USPA&IRA, from 1992 through 1997, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(39) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(40) Independent Research Agency for Life Insurance, Inc. Class B Stock Appreciation Schedule, from Fiscal Year 1990 Through Fiscal Year 1997, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(40) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(41) Market and Industry Data, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(41) to Amendment No. 2 to the
Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.

     (c)(1) Agreement and Plan of Merger, dated as of July 1, 1998, between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation, included as Annex A in the Proxy Statement is hereby incorporated by reference.

     (c)(2) Form of Shareholders' Agreement to be entered into among Surviving Corporation Shareholders and Surviving Corporation filed as Exhibit 99(c)(2) to the Schedule 13E-3 filed on July 6, 1998, and incorporated by reference herein.

     (c)(3) Form of Articles of Incorporation of the Surviving Corporation, as proposed to be amended, included as Annex E to the Proxy Statement is hereby incorporated by reference.

     (c)(4) Form of Bylaws of the Surviving Corporation, as proposed to be amended, included as Annex E to the Proxy Statement is hereby incorporated by reference.

     (d) Preliminary copy of Letter to Shareholders, Notice of Special Meeting of Shareholders, Proxy Statement, Form of Proxy and Form of Election, dated ___________, 1998, for the Special Meeting of Shareholders to be held on ____________, 1998.

     (e) Articles 5.11 through 5.13 from the Texas Business Corporation Act Relating to Rights of Dissenting Shareholders included as Annex C in the Proxy Statement is hereby incorporated by reference.

     (f)        None.

     99.1 Ground Lease, dated June 1, 1998, by and between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation filed as Exhibit 99.1 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

     99.2 Memorandum of Ground Lease, dated June 1, 1998, by and between Independent Research Agency for Life Insurance, Inc. and First
Command Financial Corporation filed as Exhibit 99.2 to Amendment No. 1 to the
Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

     99.3       Lease Agreement, dated June 1, 1998, by and between
Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation filed as Exhibit 99.3 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

     99.4 Management Agreement, dated June 1, 1998 by and between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation filed as Exhibit 99.4 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

     99.5 Administration Agreement, dated June 1, 1998 by and between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation filed as Exhibit 99.5 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

     99.6 Line of Credit Agreement, dated June 1, 1998, by and between First Command Financial Corporation and Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99.6 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

     99.7 Promissory Note, dated June 1, 1998, by and between First Command Financial Corporation and Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99.7 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

     99.8 Deed of Trust, Security Agreement and Assignment of Rents and Leases, dated June 1, 1998, by and between First Command Financial Corporation and Independent Research Agency for Life Insurance, Inc. filed as
Exhibit 99.8 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

     99.9 Uniform Commercial Code - Financing Statement, by and between First Command Financial Corporation and Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99.9 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

                                      SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: October ___, 1998       INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE,
                              INC.


                              By:    /s/ Lamar C. Smith
                                   --------------------------------------------
                              Name:  Lamar C. Smith
                                   --------------------------------------------
                              Title: Chairman of the Board/C.E.O.
                                   --------------------------------------------





                              FIRST COMMAND FINANCIAL CORPORATION


                              By:    /s/ James N. Lanier
                                   --------------------------------------------
                              Name:  James N. Lanier
                                   --------------------------------------------
                              Title: President
                                   --------------------------------------------







                                    /s/ Lamar C. Smith
                                   --------------------------------------------
                                        Lamar C. Smith

                                    /s/ James N. Lanier
                                   --------------------------------------------
                                        James N. Lanier

                                   /s/  Howard M. Crump
                                   --------------------------------------------
                                        Howard M. Crump

                                   /s/  Hal N. Craig
                                   --------------------------------------------
                                        Hal N. Craig

                                   /s/  Donaldson D. Frizzell
                                   --------------------------------------------
                                        Donaldson D. Frizzell

                                   /s/  Jerry D. Gray
                                   --------------------------------------------
                                        Jerry D. Gray

                                   /s/  David P. Thoreson
                                   --------------------------------------------
                                        David P. Thoreson

                                   /s/  Carroll H. Payne II
                                   --------------------------------------------
                                        Carroll H. Payne II

                                   /s/  Naomi K. Payne
                                   --------------------------------------------
                                        Naomi K. Payne

                                   /s/  Freda J. Payne
                                   --------------------------------------------
                                        Freda J. Payne

                                    EXHIBIT INDEX

EXHIBIT
NUMBER          EXHIBIT NAME
-------         ------------


99(a)(1) Commitment Letter of Norwest Bank Texas N.A. filed as Exhibit 99(a) to the Schedule 13E-3 filed on July 6, 1998, and incorporated by reference herein.



99(a)(2) Loan Agreement, dated September 30, 1998, between Norwest Bank Texas, N.A. and Independent Research Agency for Life Insurance, Inc.



99(a)(3) Promissory Note, effective September 30, 1998, by Independent Research Agency for Life Insurance, Inc.



99(a)(4) Pledge Agreement, dated September 30, 1998, between Independent Research Agency for Life Insurance, Inc. and Norwest Bank Texas, N.A.



99(a)(5) Pledge Agreement, dated September 30, 1998, between United Services Planning Association and Norwest Bank Texas, N.A.


99(b)(1) Opinion of the IRA Financial Advisor, included as Annex B in the Proxy Statement is hereby incorporated by reference.

99(b)(2) Discussion materials prepared by the IRA Financial Advisor for the Board of Directors of IRA filed as Exhibit 99(b)(2) to the Schedule 13E-3 filed on July 6, 1998 and incorporated by reference herein.

99(b)(3) Tax Opinion of Ernst & Young LLP included as Annex F to the Proxy Statement is hereby incorporated by reference.

99(b)(4)        Report prepared by Ernst & Young LLP for the Company filed as
                Exhibit 99(b)(4) to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.


99(b)(5) Special Committee Package prepared by the IRA Financial Advisor for the Special Committee filed as Exhibit 99(b)(5) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(6) Mission Accomplishment Plan Summary; Form of Mission Accomplishment Plan Agreement for a Select Group of Agents; Form of Mission Accomplishment Plan Agreement for a Select Group of Management; Form of Mission Accomplishment Plan for a Select Group of Highly Compensated Employees; USPA&IRA Mission Accomplishment Plans Board Grant Declaration and Administrative Policies; Mission Accomplishment Plan for a Select Group of Management; USPA&IRA Mission Accomplishment Plans Board Grant Declaration and Administrative Policies; Mission Accomplishment Plan for Agents; Mission Accomplishment Plan for a Select Group of Key Employees; and Mission Accomplishment Plan for a Select Group of Highly Compensated Employees, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(6) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(7) List of Class A Shareholders and Class B Shareholders, as of March 31, 1998, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(7) to Amendment No. 2 to the
                Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(8) Charts of Proposed Plan of Merger, the Current Structure and Structure after the Merger, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(8) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(9) List of Regional Agents and District Agents, as of August 1, 1998, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(9) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(10)       Home Office Organization Charts, as of March 5, 1998, provided by the Company to the Financial Advisor filed as Exhibit
                99(b)(10) to Amendment No. 2 to the Schedule 13E-3 filed on
                September 8, 1998, and incorporated by reference herein.



99(b)(11)       Treasury Transactions from September 30, 1998, through July
                31, 1998, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(11) to Amendment No. 2 to the Schedule
                13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(12)       Plaintiff's Amended Motion for Summary Judgment, INDEPENDENT
                RESEARCH AGENCY FOR LIFE INSURANCE, INC. V. HUGENBERG, filed
                May 3, 1991, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(12) to Amendment No. 2 to the Schedule
                13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(13)       Brief in Support of Amended Motion for Summary Judgment,
                INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC. V.
                HUGENBERG, filed May 3, 1991, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(13) to Amendment No.
                2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(14)       Affidavit of Sam F. Rhodes, INDEPENDENT RESEARCH AGENCY FOR
                LIFE INSURANCE, INC. V. HUGENBERG, dated February 18, 1991, provided by the Company to the Financial Advisor filed as
                Exhibit 99(b)(14) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(15)       Corrected Brief for Appellee, INDEPENDENT RESEARCH AGENCY FOR
                LIFE INSURANCE, INC. V. HUGENBERG, filed October 9, 1991, provided by the Company to the Financial Advisor filed as
                Exhibit 99(b)(15) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(16)       Form of Registered Representative/Agent Agreement, provided by the Company to the Financial Advisor filed as Exhibit
                99(b)(16) to Amendment No. 2 to the Schedule 13E-3 filed on
                September 8, 1998, and incorporated by reference herein.



99(b)(17)       General Agent Agreement, between All American Life and
                Casualty Company and Independent Research Agency for Life
                Insurance, dated January 1, 1979, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(17) to Amendment
                No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(18)       General Agency Contract, between Liberty National Life
                Insurance Company and  Independent Research Agency for Life
                Insurance, Inc., effective October 1, 1981, provided by the
                Company to the Financial Advisor filed as Exhibit 99(b)(18) to Amendment No. 2 to the Schedule 13E-3 filed on September
                8, 1998, and incorporated by reference herein.



99(b)(19)       General Agency Contract, between Global Life Insurance Company and Independent Research Agency for Life Insurance, Inc., dated February 7, 1997, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(19) to Amendment No.
                2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(20)       Managing General Agent's Contract, between Monumental Life
                Insurance Company and Independent Research Agency for Life
                Insurance, dated April 11, 1979, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(20) to Amendment
                No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(21)       General Agent's Agreement, between North American Company for
                Life and Health Insurance and Independent Research Agency, dated January 1, 1971, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(21) to Amendment No.
                2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(22)       General Agent's Agreement, between The Old Line Life Insurance
                Company of America and Carroll H. Payne, dated July 31, 1972, provided by the Company to the Financial Advisor filed as
                Exhibit 99(b)(22) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(23)       Prospective Operating Information, Summary of Cash Flow
                Analysis and Balance Sheet Data from 1998 through 2009, and
                Summary of Shareholder Cash Flows, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(23) to Amendment
                No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(24)       Dealer Agreement concerning Fidelity Systematic Investment
                Plans: Destiny Plans I and Destiny Plans II, provided by the
                Company to the Financial Advisor filed as Exhibit 99(b)(24) to Amendment No. 2 to the Schedule 13E-3 filed on September
                8, 1998, and incorporated by reference herein.



99(b)(25)       Dealer's Agreement, between A I M Distributors, Inc. and
                United Services Planning Association, Inc., dated October 15,
                1982, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(25) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(26)       Dealer's Sales Agreement, between The Pioneer Group, Inc. and
                United Services Planning Association, Inc., dated August 1,
                1979, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(26) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(27)       List of Directors and Officers of Independent Research Agency
                for Life Insurance, Inc., as of May 8, 1998, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(27) to Amendment No. 2 to the Schedule 13E-3 filed on September
                8, 1998, and incorporated by reference herein.



99(b)(28)       Biographical Information of Members of the Board of
                Independent Research Agency for Life Insurance, Inc., provided by the Company to the Financial Advisor filed as
                Exhibit 99(b)(28) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(29)       USPA&IRA Mission Statement, provided by the Company to the
                Financial Advisor filed as Exhibit 99(b)(29) to Amendment No.
                2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(30)       History of USPA&IRA, provided by the Company to the Financial
                Advisor filed as Exhibit 99(b)(30) to Amendment No. 2 to the
                Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(31)       Top Agent Producers in 1997 and 1996, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(31) to Amendment No. 2 to the Schedule 13E-3 filed on September 8,
                1998, and incorporated by reference herein.



99(b)(32)       List of Property of Independent Research Agency for Life
                Insurance, Inc., provided by the Company to the Financial
                Advisor filed as Exhibit 99(b)(32) to Amendment No. 2 to the
                Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(33)       Independent Research Agency for Life Insurance, Inc. Schedule
                of Discretionary or Nonrecurring Items Included in the State of Operations, for the Five Years Ended September 30, 1997, provided by the Company to the Financial Advisor filed as
                Exhibit 99(b)(33) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(34)       Form of Class B Stock Agreement, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(34) to Amendment
                No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(35)       Payne Family Stock Agreement, between Independent Research
                Agency for Life Insurance, Inc., Carroll H. Payne, Freda J.
                Payne, Debra S. Payne, Carroll H. Payne II and Naomi K.
                Payne, dated March 22, 1983, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(35) to Amendment No.
                2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(36)       Class A Stock Agreement, between Independent Research Agency for Life Insurance, Inc. and Margaret L. Galda, dated
                December 5, 1997, provided by the Company to the Financial
                Advisor filed as Exhibit 99(b)(36) to Amendment No. 2 to the
                Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(37)       Articles of Incorporation of Independent Research Agency for
                Life Insurance, Inc., as amended, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(37) to Amendment
                No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(38)       Bylaws of Independent Research Agency for Life Insurance,
                Inc., as amended December 5, 1996, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(38) to Amendment
                No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(39)       Internal Financial Information of USPA&IRA, from 1992 through
                1997, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(39) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(40)       Independent Research Agency for Life Insurance, Inc. Class B
                Stock Appreciation Schedule, from Fiscal Year 1990 Through
                Fiscal Year 1997, provided by the Company to the Financial
                Advisor filed as Exhibit 99(b)(40) to Amendment No. 2 to the
                Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(41)       Market and Industry Data, provided by the Company to the
                Financial Advisor filed as Exhibit 99(b)(41) to Amendment No.
                2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


99(c)(1) Agreement and Plan of Merger, dated as of July 1, 1998, between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation, included as Annex A in the Proxy Statement is hereby incorporated by reference.

99(c)(2) Form of Shareholders' Agreement to be entered into among Surviving Corporation Shareholders and Surviving Corporation filed as Exhibit 99(c)(2) to the Schedule 13E-3 filed on July 6, 1998, and incorporated by reference herein.

99(c)(3) Form of Articles of Incorporation of the Surviving Corporation, as proposed to be amended, included as Annex E to the Proxy Statement is hereby incorporated by reference.

99(c)(4) Form of Bylaws of the Surviving Corporation, as proposed to be amended, included as Annex E to the Proxy Statement is hereby incorporated by reference.

99(d) Preliminary copy of Letter to Shareholders, Notice of Special Meeting of Shareholders, Proxy Statement, Form of Proxy and Form of Election, dated ___________, 1998, for the Special Meeting of Shareholders to be held on ____________, 1998 is hereby incorporated by reference.

99(e) Articles 5.11 through 5.13 from the Texas Business Corporation Act Relating to Rights of Dissenting Shareholders included as Annex C in the Proxy Statement is hereby incorporated by reference.

99(f)           None.


99.1 Ground Lease, dated June 1, 1998, by and between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation filed as Exhibit 99.1 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

99.2 Memorandum of Ground Lease, dated June 1, 1998, by and between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation filed as Exhibit 99.2 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

99.3            Lease Agreement, dated June 1, 1998, by and between
                Independent Research Agency for Life Insurance, Inc. and
                First Command Financial Corporation filed as Exhibit 99.3 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

99.4 Management Agreement, dated June 1, 1998, by and between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation filed as Exhibit 99.4 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

99.5 Administration Agreement, dated June 1, 1998, by and between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation filed as Exhibit 99.5 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

99.6 Line of Credit Agreement, dated June 1, 1998, by and between First Command Financial Corporation and Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99.6 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

99.7 Promissory Note, dated June 1, 1998, by and between First Command Financial Corporation and Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99.7 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

99.8 Deed of Trust, Security Agreement and Assignment of Rents and Leases, dated June 1, 1998, by and between First Command Financial Corporation and Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99.8 to Amendment No.
                1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein

99.9 Uniform Commercial Code - Financing Statement, by and between First Command Financial Corporation and Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99.9 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.